Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Alexion Pharmaceuticals, Inc. Leonard Bell, M.D. Chief Executive Officer (203) 272-2596	Rx Communications Patricia Garrison (Scientific Media) (917) 322-2567 Rhonda Chiger (Investors) (917) 322-2569	Noonan/Russo Robert Stanislaro (Business and Financial Media) (212) 845-4268

Alexion Pharmaceuticals Forms Alexion Europe SAS

- Former Pharmacia Executive Patrice Coissac Appointed General Manager and President -

CHESHIRE, Conn., November 8, 2005 — Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) announced today that it has formed a wholly-owned subsidiary, Alexion Europe SAS, which will serve as the company’s European headquarters and manage all late stage development, regulatory and commercial operations throughout Europe. The subsidiary is based in Paris. Patrice Coissac, former President of Pharmacia SAS, has been appointed General Manager and President of Alexion Europe SAS.

“The establishment of a European subsidiary is an important step as we focus on global development and prepare for the commercialization of our first product, eculizumab, if and when approved for the chronic orphan blood disorder Paroxysmal Nocturnal Hemoglobinuria (“PNH”),” said Leonard Bell, M.D., Chief Executive Officer of Alexion Pharmaceuticals. “In Patrice, we have found a highly experienced industry leader who has successfully launched and marketed significant pharmaceutical products throughout Europe. We look forward to his guidance and leadership as we approach this important marketplace.”

Mr. Coissac, 57, has a broad international background in the pharmaceutical industry. Most recently, since mid 2003, he headed BioPharmaConsult, an international pharmaceutical consulting firm. Previously he was President of Pharmacia SAS in France, a position he held from 1999 to April, 2003 when Pharmacia was acquired by Pfizer. While at Pharmacia, Mr. Coissac was responsible for the integration of Monsanto (Searle) with Pharmacia & Upjohn in France. During his tenure, sales grew almost three fold to €615 million in 2002. Prior to joining Pharmacia, Mr. Coissac held several managerial positions at leading pharmaceutical companies including Head of Operations for Novartis, Belgium; and President of Boehringer Mannheim Therapeutics in France. He also served as Senior Vice President, Marketing for global pharmaceutical operations at Corange International and held several global marketing positions at Sandoz world headquarters in Switzerland and in Tokyo where he was posted during several years.

“Commercializing eculizumab in Europe independently provides Alexion with the opportunity to retain the full value and maximize the potential of this first-in-class product candidate,” said David W. Keiser, Alexion’s President and Chief Operating Officer. “We are delighted to have someone with Patrice’s outstanding qualifications and track record, join us to lead this effort.”

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In addition to Mr. Coissac, Alexion Europe SAS will initially employ regulatory, medical and commercial professionals in France and in additional European countries. Alexion Pharmaceuticals expects the number of Alexion Europe employees to expand significantly if and when eculizumab is approved for marketing in Europe.

About Alexion

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and cardiovascular disorders, autoimmune diseases and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of eculizumab for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), a Phase III trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB), and a Phase III trial of pexelizumab in acute myocardial infarction (AMI) patients. The pexelizumab trials are conducted in collaboration with Procter and Gamble Pharmaceuticals. Under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the Phase III pexelizumab trials that could, if successful, serve as the primary basis of review for approval of licensing applications for the two indications. Also under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the two trials of eculizumab in PNH patients that could, if successful, serve as the primary basis of review for approval of a licensing application for eculizumab in the PNH indication. Eculizumab has also been studied in rheumatoid arthritis and membranous nephritis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: http://www.alexionpharm.com.

This news release contains forward-looking statements, including statements regarding conditions relating to Alexion’s commercialization strategies for eculizumab in Europe. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2005 and in our other filings with the Securities and Exchange Commission. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K referred to above. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

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